Exhibit 99.2
INTERNATIONAL GAME TECHNOLOGY PRICES $825 MILLION
OF ITS 2.6% CONVERTIBLE DEBENTURES DUE 2036
     RENO, NEVADA (December 14, 2006) — International Game Technology (NYSE: IGT) today announced the pricing of $825 million principal amount of its 2.6% Convertible Debentures due 2036. The Debentures are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). IGT has also granted the initial purchasers an option for 13 days to purchase up to $75 million principal amount of additional Debentures solely to cover over-allotments.
     The Debentures will pay cash interest semiannually at a rate of 2.6% per annum. In certain circumstances, holders may elect to convert the Debentures for cash in an amount equal to the lesser of their principal amount or their conversion value. The initial conversion rate of the Debentures is 16.1875 shares per $1,000 principal amount of Debentures, corresponding to a conversion price per share of approximately $61.78 (which represents a 35% conversion premium based on the last reported price per share on December 14, 2006 for IGT’s Common Stock on the NYSE). If the conversion value of the Debentures exceeds their principal amount at the time of conversion, IGT will also deliver common stock for the conversion value in excess of the principal amount. The Debentures will not be redeemable at the option of IGT before December 20, 2009. The holders will have the option to require IGT to repurchase the Debentures at 100% of their principal, plus any accrued interest, on December 15 in each of 2009, 2011, 2016, 2021, 2026 and 2031, and upon the occurrence of certain events constituting a fundamental change.
     The offering is expected to close on December 20, 2006. IGT expects to use approximately $612 million of the proceeds from the offering and cash on hand to redeem, or pay cash upon conversion of, its existing outstanding zero coupon (1.75% accretion rate) convertible debentures and approximately $225 million of the proceeds and cash on hand to repurchase its common stock concurrently with the

International Game Technology Prices $825 Million
of Its 2.6% Convertible Debentures Due 2036

     Debenture offering. To the extent the over-allotment option is exercised, IGT expects to use the net proceeds for general corporate purposes, which may include repayment of other indebtedness or additional repurchases from time to time of its common stock.
     This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The debentures and the shares of common stock of IGT issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About International Game Technology
     International Game Technology is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
     Certain statements in this press release, including statements concerning IGT’s intention to offer its Debentures, the proposed terms of such Debentures, and the expected use of the proceeds of the sale of such Debentures, including IGT’s expectation that it will redeem its existing outstanding zero coupon convertible debentures and repurchase its common stock, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available data and on current business plans. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as changes in interest rates, political instability, or currency exchange rate fluctuations; and regulatory factors such as unfavorable changes in governmental regulations. Additional factors that could affect our business or cause actual results to differ materially from those in the forward-looking statements are discussed in our Form 10-K for the period ended September 30, 2006 under the caption “Forward-Looking Statements”, under Item 1A, “Risk Factors,” and under Item 7A, “Quantitative and Qualitative Disclosures about Market Risk.” We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.
Contact
Patrick Cavanaugh
Executive Director, Investor Relations
International Game Technology
+1-866-296-4232
Investor_Relations@IGT.com